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                                                                     EXHIBIT 5.1

            [LETTERHEAD OF DUANE, MORRIS & HECKSCHER APPEARS HERE]

                               ATTORNEYS AT LAW

                               ONE LIBERTY PLACE
                          PHILADELPHIA, PA 19103-7396
                                (215) 979-1000

                                      FAX
                                (215) 979-1020



DIRECT DIAL:(215) 979-1000

                                January 9, 1997

Radnor Holdings Corporation
WinCup Holdings, Inc.
WinCup Holdings, L.P.
SP Acquisition Co.
StyroChem International, Ltd.
StyroChem International, Inc.
Radnor Management, Inc.
Three Radnor Corporate Center, Suite 300
100 Matsonford Rd.
Radnor, PA 19087

Gentlemen:

     We have acted as counsel to Radnor Holdings Corporation, a Delaware corporation (the "Company"), and WinCup Holdings, Inc., a Delaware corporation, WinCup Holdings, L.P., a Delaware limited partnership ("WinCup L.P."), SP Acquisition Co., a Delaware corporation, StyroChem International, Ltd., a Quebec company, StyroChem International, Inc., a Texas corporation, and Radnor Management, Inc., a Delaware corporation, (the entities other than the Company, collectively, the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, File No. 333-19495 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $100,000,000 principal amount of the Company's 10% Senior Notes due 2003 (the "Notes") and the guarantees of the Guarantors relating to the Notes (the "Guarantees").

     As counsel to the Company and the Guarantors, we have examined such documents and records as we have deemed appropriate, including the following: the Registration Statement; the Indenture dated as of December 5, 1996 among the Company, the Guarantors and First Union National Bank, as trustee (the "Trustee") as supplemented by the First Supplemental Indenture dated December 17, 1996 (as supplemented, the "Indenture"), pursuant to which the Notes and the Guarantees will be issued; and the form of the Notes and the form of the Guarantees included as part of the Indenture. We have also reviewed all corporate and partnership proceedings of the Company and the Guarantors in connection with the issuance of the Notes and the Guarantees, including the charter and bylaws, each as
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January 9, 1997
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amended to date, of the Company and each of the Guarantors other than WinCup
L.P.; the Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership of WinCup L.P.; written consents of the Board of Directors of each of the Company, the general partner of WinCup L.P. and each Guarantor other than WinCup L.P., as made available to us by officers of the Company and the Guarantors; and other proceedings and records relating to the Company, the Guarantors and the authorization and issuance of the Notes and the Guarantees as we deemed appropriate. As to certain matters of fact material to the opinions expressed herein, we have relied solely and exclusively upon factual statements and representations of officers and employees of the Company and the Guarantors. In the course of such examination, we have assumed the genuineness of all signatures on original documents and all documents submitted to us as certified copies of original documents and the conformity to original and certified documents of all copies submitted to us as conformed or photostatic copies.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes and the Guarantees are duly authorized and, when the Notes are duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement with the Guarantees endorsed thereon, will be validly issued, fully paid and non-assessable and will constitute legal, valid and binding obligations of the Company and each Guarantor, entitled to the benefits of, and subject to the provisions of, the Indenture.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States.

     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except that we hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                         Sincerely,



                                         /s/ Duane, Morris & Heckscher